Exhibit 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of First Busey Corporation (“First Busey”), including per share data, after giving effect to the merger with First Community Financial Partners, Inc. (“First Community”) and other pro forma adjustments. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of First Community will be recorded by First Busey at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on March 31, 2017. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2017, and the year ended December 31, 2016, give effect to the transactions as if the transactions had become effective at January 1, 2016.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2017
(dollars in thousands, except per share data)

	First Busey Corporation	First Community Financial Partners, Inc.	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and cash equivalents	$439,511	$26,234	$—		$465,745
Investment securities	743,876	200,758	(64)	(1)	944,570
Loans held for sale	96,444	78	—		96,522
Portfolio loans	3,872,952	1,063,832	(19,613)	(1)	4,917,171
Allowance for loan losses	(48,442)	(11,951)	11,951	(2)	(48,442)
Premises and equipment, net	77,967	21,948	(3,647)	(3)	96,268
Goodwill	102,814	—	120,396	(4)	223,210
Core deposit and other intangible assets, net	17,255	730	13,249	(5)	31,234
Other assets	136,558	35,140	(414)	(6)	171,284
Total assets	$5,438,935	$1,336,769	$121,858		$6,897,562

Liabilities
Deposits	$4,485,543	$1,108,246	$(229)	(7)	$5,593,560
Borrowings	243,081	104,598	31,019	(8)	378,698
Trust preferred securities	70,903	—	—	—	70,903
Other liabilities	37,061	3,161	8,964	(9)(10)	49,186
Total liabilities	4,836,588	1,216,005	$39,754		6,092,347

Common stockholders’ equity	602,347	120,764	82,104	(11)(12)	805,215
Total liabilities and stockholders’ equity	$5,438,935	$1,336,769	$121,858		$6,897,562

Book value per common share	$15.75	$6.79			$17.72
Shares outstanding	38,243	17,775	(10,574)	(12)	45,444

Unaudited Pro Forma Condensed Combined Statement of Income for the

Three Months Ended March 31, 2017

(dollars in thousands, except per share data)

	First Busey Corporation	First Community Financial Partners, Inc.	Pro Forma Adjustments		Pro Forma Combined

Total interest income	$44,927	$12,205	$1,588	(13)	$58,720
Total interest expense	2,914	1,577	315	(14)(15)	4,806
Net interest income	42,013	10,628	1,273		53,914
Provision for loan losses	500	375	—		875
Net interest income after provision for loan losses	41,513	10,253	1,273		53,039
Non-interest income	20,014	957	—		20,971
Non-interest expense	37,619	7,438	449	(16)	45,506
Income before income taxes	23,908	3,772	824		28,504
Income taxes	8,738	366	289	(17)	9,393
Net income	$15,170	$3,406	$535		$19,111
Basic	$0.40	$0.19	—		$0.42
Diluted	$0.39	$0.19	—		$0.42
Average shares for basic earnings per share	38,293	17,534	7,201		45,494
Average shares for diluted earnings per share	38,754	18,214	7,224	(18)	45,978

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended

December 31, 2016
(dollars in thousands, except per share data)

	First Busey Corporation	First Community Financial Partners, Inc.	Pro Forma Adjustments		Pro Forma Combined

Total interest income	$164,889	$42,777	$6,002	(13)	$213,668
Total interest expense	10,229	5,701	1,216	(14)(15)	17,146
Net interest income	154,660	37,076	4,786		196,522
Provision for loan losses	5,550	1,066	—		6,616
Net interest income after provision for loan losses	149,110	36,010	4,786		189,906
Non-interest income	75,169	5,467	—		80,636
Non-interest expense	147,862	26,046	1,797	(16)	175,705
Income before income taxes	76,417	15,431	2,989		94,837
Income taxes	26,723	4,324	1,046	(17)	32,093
Net income	$49,694	$11,107	$1,943		$62,744
Basic	$1.42	$0.65			$1.48
Diluted	$1.40	$0.64			$1.47
Average shares for basic earnings per share	35,081	17,184	7,201		42,282
Average shares for diluted earnings per share	35,413	17,631	7,210	(18)	42,623

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income

Note 1—Basis of Presentation

First Busey acquired First Community on July 2, 2017, with total consideration a mix of approximately 90% common stock and 10% cash.  At the effective time of the merger, each share of First Community common stock converted to the right to receive 0.396 shares of common stock of First Busey and $1.35 in cash.  The acquisition is accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of First Community presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the merger date and as if the transaction had been effective on January 1, 2016 for statement of income data. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Note 2—Pro Forma Adjustments Footnotes

(1)                    To adjust interest-earning assets of First Community to approximate fair value, consisting of a decrease to investments by $0.1 million and a decrease to loans by $19.6 million.  The investment fair value adjustment is expected to be accreted over the life of the investments and the impact to the pro forma income statement is insignificant.  The loan fair value adjustment includes a $20.4 million discount to adjust for market interest rates and credit deterioration of the acquired portfolio, offset by a $0.5 million loan valuation adjustment related to a prior acquisition and a $0.3 million adjustment of net deferred loan fees.  $15.0 million is expected to be accreted over an estimated 4 year remaining life of the respective loans in a manner that approximates level yield.

(2)                    To eliminate First Community’s allowance for loan losses of $12.0 million.

(3)                    To record the fair value adjustment to decrease premises and equipment by $3.6 million.  The reduction in depreciation expense will be recorded using the straight-line method over the estimated useful life associated with each type of premises and equipment adjusted.

(4)                    To record goodwill of $120.4 million resulting from the difference between the purchase price and identifiable net assets as follows:

(dollars in thousands)
Total Purchase Price	$242,581

Allocated to:
Historical book value of First Community’s assets and liabilities	120,764

Adjustments to record assets and liabilities at fair value:
Investments, fair value adjustment	(64)
Portfolio loans, fair value adjustment	(19,613)
Eliminate First Community’s allowance for loan losses	11,951
Premises and equipment, fair value adjustment	(3,647)
Eliminate First Community’s core deposit intangible asset	(730)
Core deposit intangible asset	13,979
Other real estate owned, fair value adjustment	(193)
Deposit, fair value interest rate adjustment	229
Borrowings, fair value adjustment	(280)
Deferred taxes	63
Other assets, fair value adjustment	(284)
Other liabilities, fair value adjustment	10
Resulting goodwill	$120,396

(5)                    To eliminate First Community’s core deposit intangible asset of $0.7 million.  To record core deposit intangible asset relating to this acquisition of $14.0 million.  Amount to be amortized using a sum of years digits method over a 14 year useful life.

(6)                    To record the fair value adjustment to reduce other real estate owned by $0.2 million, reduce other assets by $0.3 million and increase deferred taxes by $0.1 million.

(7)                    To record the fair value adjustment to decrease time deposits by $0.2 million.  Amount to be accreted over 2 years in a manner that approximates the level yield method.

(8)                    To record the fair value adjustment to increase borrowings by $0.3 million.  Amount to be accreted over the 15 month remaining life of the debt in a manner that approximates the level yield method.  To record estimated borrowings totaling $30.7 million used to fund the cash portion of the merger consideration.  The $30.7 million consists of the 10% cash component for merger consideration, cash in lieu of fractional shares and cash exchanged for employee and director restricted stock awards and stock options.  The interest expense on borrowings used to fund the cash portion of the merger consideration is estimated at a rate of 4.25%.

(9)                    To record estimated transaction costs to be incurred totaling $13.1 million, net of tax of $9.0 million, for vendor termination costs, employee related costs and professional fees.  For purposes of the pro forma presentation, the aggregate amount of these transaction costs is excluded from the pro forma income statements, which is consistent with applicable guidance.

(10)             To record fair value adjustments to reduce other liabilities by an insignificant amount.

(11)             To eliminate First Community’s stockholders’ equity of $120.8 million.  The adjustment also includes a $9.0 million decrease in retained earnings to record transaction costs, net of tax.

(12)             To record the issuance of 7.2 million shares of First Busey’s common stock at $29.32 per share totaling $211.1 million.  The purchase price is also adjusted for the fair value of outstanding First Community’s stock options.

(13)             To record accretion on the credit adjustment and interest rate adjustment on the loan portfolio.

(14)             To record accretion on interest rate adjustment on time deposits.

(15)             To record accretion on interest rate adjustment on borrowings and to record interest expense on borrowings used to fund the cash portion of the merger consideration.

(16)             To record amortization of core deposit intangible and a reduction in depreciation expense on premises and equipment.

(17)             To record tax effects at an effective rate of 35%.

(18)             Includes estimated 23,000 shares and 9,000 shares of equivalent roll over diluted options for First Community’s existing option awards as of March 31, 2017 and December 31, 2016, respectively.